UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 14, 2015

ADVENT SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26994	94-2901952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Townsend Street
San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 543-7696

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                                           Submission of Matters to a Vote of Securities Holders.

On April 14, 2015, Advent Software, Inc. (“Advent”) held a special meeting of stockholders (the “Special Meeting”) at Advent’s principal executive offices in San Francisco, CA.

As of the record date, February 27, 2015, there were 52,586,892 shares of common stock of Advent eligible to be voted at the Special Meeting.  At the Special Meeting, 45,401,621 shares, or approximately 86.33% of all outstanding shares of common stock, were present either in person or by proxy.  Three matters were voted upon at the special meeting, with the Board of Directors of Advent recommending a vote “FOR” in connection with each of the proposals voted upon, as further described in the definitive proxy statement filed with the Securities and Exchange Commission on March 3, 2015 (the “Definitive Proxy Statement”).

Proposal No. 1 (the “Merger Proposal”) was to consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of February 2, 2015 (the “Merger Agreement”) by and among Advent, SS&C Technologies Holdings, Inc. (“SS&C”) and Arbor Acquisition Company, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Advent (the “Merger”), and Advent will become a wholly owned subsidiary of SS&C.

Proposal No. 2 (the “Adjournment Proposal”) was to consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there were insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.

Proposal No. 3 (the “Merger Compensation Proposal”) was to consider and vote on the proposal to approve, on a non-binding, advisory basis, compensation that will or may become payable to Advent’s named executive officers in connection with the Merger.

The Merger Proposal, Adjournment Proposal and the Merger Compensation Proposal were approved.  The table below shows the final voting results from the Special Meeting.

	For	Against	Abstain
Proposal 1 — The Merger Proposal	45,268,964	127,959	4,698
Proposal 2 — The Adjournment Proposal	42,519,652	2,877,428	4,541
Proposal 3 — The Merger Compensation Proposal	44,758,761	456,950	185,910

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENT SOFTWARE, INC.

By:	/s/ James S. Cox
James S. Cox Executive Vice President and Chief Financial Officer

Date: April 14, 2015